Regency Energy Partners Announces Plans to Expand
Midstream Assets in Eagle Ford Shale

DALLAS, December 14, 2010 – Regency Energy Partners LP (Nasdaq: RGNC) (“Regency”) today announced a series of expansion projects along its rich gas gathering system in south Texas to meet increasing producer demand in the Eagle Ford Shale. Upon completion, these projects will provide an incremental 200 MMcf/d of capacity for the south Texas gathering system, allowing Regency to provide its customers with more robust gathering services.

“Regency’s rich gas volumes in the south Texas region continue to ramp up and we have been aggressive in our plans to offer increased midstream services in the Eagle Ford Shale,” said Mike Bradley, president and chief executive officer of Regency. “Our current expansion projects position Regency for additional growth opportunities and will improve the operational efficiencies of our south Texas gathering system in this prolific shale play.”

The expansions include:
•	the construction of a 45-mile pipeline to loop a portion of the existing south Texas gathering system from western Webb County, Texas, to new facilities near I-35;
•	the installation of 20,000 horsepower of compression;
•	the installation of an additional 200 MMcf/d of dehydration capacity; and
•	an additional 1,500 Bbl/d of stabilizer capacity.

The capital expenditures related to these expansions are already included in Regency’s previously disclosed 2010 organic growth capital budget of $259 million and will be funded under its revolving credit facility. The expansion projects are scheduled to be completed in May 2011.

This release contains “forward-looking” statements, which are any statements that do not relate strictly to historical facts.  The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “will” or similar expressions help identify forward-looking statements.  Forward-looking statements are subject to a variety of risks, uncertainties and assumptions, which include, but are not limited to, the risks, uncertainties and assumptions enumerated in our Forms 10-Q and 10-K as filed with the Securities and Exchange Commission.  Although we believe our forward-looking statements are based on reasonable assumptions, current expectations and projections about future events, we cannot give assurances that such assumptions, expectations and projections will prove to be correct.  Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements.  We undertake no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating, marketing and transporting of natural gas and natural gas liquids. Regency's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:
Lyndsay Hannah
Regency Energy Partners
Manager, Communications & Public Relations
214-840-5477
ir@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x.26
elizabeth.cornelius@hck2.com